Exhibit 99.1

AGTC Announces Financial Results and Business Update for the Quarter Ended September 30, 2016

GAINESVILLE, Fla., and CAMBRIDGE, Mass., November 8, 2016 – Applied Genetic Technologies Corporation (NASDAQ: AGTC), a biotechnology company conducting human clinical trials of adeno-associated virus (AAV)-based gene therapies for the treatment of rare diseases, today announced financial results for the quarter ended September 30, 2016.

“Over the past quarter, we have remained focused on efficiently enrolling the clinical trials of our lead product candidates for X-linked retinoschisis and achromatopsia caused by mutations in the CNGB3 gene,” said Sue Washer, President and CEO of AGTC. “We recently filed an IND for our product candidate to treat patients with achromatopsia caused by mutations in the CNGA3 gene and we look forward to initiating a Phase 1/2 clinical study for that product candidate in the coming months while continuing to advance our XLRS and achromatopsia B3 programs.”

Recent Highlights

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In October 2016, the company filed an Investigational New Drug application (IND) with the U.S. Food and Drug Administration (FDA) to conduct a Phase 1/2 clinical trial of the company's gene therapy product candidate for the treatment of achromatopsia, or ACHM, caused by mutations in the CNGA3 gene.

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In October 2016, the company completed enrollment of patients in the middle dose group in a Phase 1/2 clinical trial of its XLRS product candidate and in the low dose group in its Phase 1/2 clinical trial of its ACHM B3 product candidate.

XLRS Phase 1/2 Clinical Trial

AGTC is currently enrolling patients in a Phase 1/2 clinical trial for its XLRS product candidate, a program on which the company is collaborating with Biogen.  The clinical protocol anticipates enrollment of up to 27 patients.  This trial is currently being conducted at seven clinical sites that specialize in inherited retinal diseases.

As of October 2016, the company has enrolled a total of nine patients – six of whom are in the low dose group and three are in the middle dose group, which completes enrollment in those two groups.  As specified in the clinical trial protocol, data from the first nine patients will be reviewed by a Data and Safety Monitoring Committee, or DSMC, before the company enrolls patients in the high dose group.

ACHM B3 Phase 1/2 Clinical Trial

As of October 2016, the company has enrolled three patients in the low dose group for a Phase 1/2 clinical trial for its CNGB3-related ACHM product candidate, which completes enrollment in that group.  As specified in the clinical trial protocol, safety data from the first three patients will be reviewed by a DSMC before the company enrolls patients in the middle dose group. The company's Phase 1/2 ACHM B3 clinical trial is being conducted at four sites that specialize in inherited retinal diseases, with an additional site performing advanced optical testing on every patient.

Preclinical Programs and Research

In the company’s X-linked retinitis pigmentosa, or XLRP, program, IND-enabling toxicology studies are underway in two relevant disease models — a naturally occurring dog model and a RPGR knockout mouse model. After completion of these studies, the company expects to submit an IND to the FDA in 2017.

As part of its collaboration with Biogen, the company is also developing product candidates for three new indications, two of which are for ophthalmic diseases and one for a non-ophthalmic condition.  Biogen has designated adrenoleukodystrophy, or ALD, as the non-ophthalmic discovery program under this collaboration. ALD is an X-linked genetic disorder that causes damage to the nervous system and adrenal glands, primarily in young boys.

In addition to the product candidates being developed under the collaboration with Biogen, the company has other new and solely owned product candidates under development, several of which are part of the company’s new otology initiative.

The company is also conducting preclinical research to develop new product candidates for the treatment of age-related macular degeneration, or AMD, by leveraging its experience developing products in orphan ophthalmology and its work with a previous partner on a first-generation product for wet AMD.

Financial Results for the Quarter Ended September 30, 2016

Total revenue for the three months ended September 30, 2016 was $11.8 million, up from $11.1 million generated during the same period in 2015.  Revenue recorded during the three months ended September 30, 2016 resulted primarily from the straight-line amortization of upfront fees received under the company’s collaboration with Biogen.  Revenue recorded during the same period in 2015 was primarily comprised of the amortization of these upfront fees amounting to $6.0 million and milestone revenue of $5.0 million that was earned following achievement of a patient enrollment-based milestone under the terms of the collaboration with Biogen.

Research and development expense for the three months ended September 30, 2016 decreased by $11.9 million to $5.6 million compared to the same period in 2015.  The year-over-year decrease was largely driven by the impact of $12.0 million of collaboration-related license fees and other costs incurred by the company in 2015 as a result of its entry into and receipt of fees and payments under the collaboration with Biogen.  In addition, outside program costs decreased by $0.8 million to $2.3 million in 2016 compared to the same period in 2015 due largely to temporary delays encountered during the conduct of Phase 1/2 human clinical trials for the company’s XLRS and CNGB3-related ACHM product candidates.  The impact of these decreases was partially offset by higher employee-related and share-based compensation expenses and increased laboratory supply costs driven primarily by the hiring of additional employees and the incremental impact of new share-based incentives awarded in 2016.

General and administrative expense for the three months ended September 30, 2016 increased by $59,000 to $2.8 million compared to the same period in 2015.  The year-over-year increase was primarily driven by higher employee-related costs from the hiring of additional employees to support the company’s continued expansion, partially offset by lower legal and professional fees.  The higher legal and professional fees incurred in 2015 were largely attributable to professional consultations associated with the company’s negotiation and entry into its collaboration arrangement with Biogen.

For the three months ended September 30, 2016, the company recorded net income of $3.6 million, compared to a net loss of $9.1 million in the same period of 2015.

At September 30, 2016, the company's cash, cash equivalents and investments amounted to $166.8 million.  The company believes that these cash, cash equivalents and investments will be sufficient to enable it to advance planned preclinical studies and clinical trials for its lead product candidates for at least the next two years.

Conference Call and Webcast

AGTC will host a conference call and webcast to discuss financial results for the first fiscal quarter ended September 30, 2016 today at 5:00 p.m. (ET).  To access the call, dial 866-565-7742 (US) or 614-999-1914 (outside of the US). The passcode is 4458790. A live webcast will be available in the Events and Presentations section of AGTC’s Investor Relations site at http://ir.agtc.com/events.cfm. Please log in approximately 10 minutes prior to the scheduled start time.

The archived webcast will be available in the Events and Presentations section of the company’s website.

About AGTC

AGTC is a clinical-stage biotechnology company that uses its proprietary gene therapy platform to develop products designed to transform the lives of patients with severe diseases, with an initial focus in ophthalmology. AGTC's lead product candidates are designed to treat inherited orphan diseases of the eye, caused by mutations in single genes that significantly affect visual function and currently lack effective medical treatments.

AGTC's product pipeline includes six named ophthalmology development programs across five targets (X-linked retinoschisis (XLRS), X-linked retinitis pigmentosa (XLRP), achromatopsia, wet age-related macular degeneration and blue cone monochromacy), two non-ophthalmology programs (alpha-1 antitrypsin deficiency and adrenoleukodystrophy) and AGTC is continuing to develop early research studies in additional indications.  The company is also exploring genetic defects in cells in the inner ear that lead to deafness and expects to advance several product candidates into development within the next few years. AGTC employs a highly targeted approach to selecting and designing its product candidates, choosing to develop therapies for indications having high unmet medical need, clinical feasibility and commercial potential. AGTC has a significant intellectual property portfolio and extensive expertise in the design of gene therapy products including capsids, promoters and expression cassettes, as well as, expertise in the formulation, manufacture and physical delivery of gene therapy products.

About X-linked Retinoschisis (XLRS)

XLRS is an inherited retinal disease caused by mutations in the RS1 gene, which encodes the retinoschisin protein. It is characterized by abnormal splitting of the layers of the retina, resulting in poor visual acuity in young boys, which can progress to legal blindness in adult men.

About Achromatopsia (ACHM)

Achromatopsia is an inherited retinal disease, which is present from birth and is characterized by the lack of cone photoreceptor function. The condition results in markedly reduced visual acuity, extreme light sensitivity causing day blindness, and complete loss of color discrimination. Best-corrected visual acuity in persons affected by achromatopsia, even under subdued light conditions, is usually about 20/200, a level at which people are considered legally blind.

About X-linked Retinitis Pigmentosa (XLRP)

XLRP is an inherited condition that causes boys to develop night blindness by the time they are ten and progresses to legal blindness by their early forties.

Forward Looking Statements

This release contains forward-looking statements that reflect AGTC's plans, estimates, assumptions and beliefs. Forward-looking statements include information concerning possible or assumed future results of operations, business strategies and operations, preclinical and clinical product development and regulatory progress, including but not limited to if or when the FDA will accept the Company’s IND for its CNGA3-related ACHM product candidate, potential growth opportunities, potential market opportunities and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as "anticipates," "believes," "could," "seeks," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "should," "will," "would" or similar expressions and the negatives of those terms. Actual results could differ materially from those discussed in the forward-looking statements, due to a number of important factors. Risks and uncertainties that may cause actual results to differ materially include, among others:  no gene therapy products have been approved in the United States and only two such products have been approved in Europe; AGTC cannot predict when or if it will obtain regulatory approval to commercialize a product candidate; uncertainty inherent in the regulatory review process; risks and uncertainties associated with drug development and commercialization, reliance on third parties over which AGTC may not always have full control; factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2016, as filed with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent management's plans, estimates, assumptions and beliefs only as of the date of this release. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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Financial tables follow

APPLIED GENETIC TECHNOLOGIES CORPORATION

CONDENSED BALANCE SHEETS

(Unaudited)

	September 30,	June 30,
In thousands, except per share data	2016	2016
ASSETS
Current assets:
Cash and cash equivalents	$55,980	$28,868
Investments	77,338	69,664
Grants receivable	34	954
Prepaid and other current assets	2,510	3,089
Total current assets	135,862	102,575
Investments	33,440	74,183
Property and equipment, net	2,509	2,627
Intangible assets, net	1,308	1,321
Other assets	99	91
Total assets	$173,218	$180,797
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,082	$1,331
Accrued and other liabilities	5,845	6,514
Deferred revenue	43,725	46,898
Total current liabilities	50,652	54,743
Deferred revenue, net of current portion	8,214	16,766
Total liabilities	58,866	71,509
Stockholders' equity:
Common stock, par value $.001 per share, 150,000 shares authorized; 18,058 and 18,053 shares issued; 18,053 and 18,048 shares outstanding at September 30, 2016 and June 30, 2016, respectively	18	18
Additional paid-in capital	200,742	199,303
Accumulated deficit	(86,408)	(90,033)
Total stockholders' equity	114,352	109,288
Total liabilities and stockholders' equity	$173,218	$180,797

APPLIED GENETIC TECHNOLOGIES CORPORATION

STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended September 30,
In thousands, except per share amounts	2016	2015
Revenue:
Collaboration revenue	$11,772	$10,992
Grant and other revenue	34	70
Total revenue	11,806	11,062
Operating expenses:
Research and development	5,571	17,488
General and administrative	2,846	2,787
Total operating expenses	8,417	20,275
Income (loss) from operations	3,389	(9,213)
Other income:
Investment income, net	236	90
Total other income, net	236	90
Net income (loss)	$3,625	$(9,123)
Net earnings (loss) per share, basic and diluted	$0.20	$(0.53)
Weighted average shares outstanding - basic	18,050	17,164
Weighted average shares outstanding - diluted	18,445	17,164

CONTACT:

David Carey

Lazar Partners Ltd.

T: (212) 867-1768

dcarey@lazarpartners.com

Corporate Contact:

Larry Bullock

Chief Financial Officer

Applied Genetic Technologies Corporation

T: (386) 462-2204

lbullock@agtc.com